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Exhibit 4.1

Restated Certificate of Incorporation

of

THE NAVIGATORS GROUP, INC.

Under Section 245
of the
Delaware General Corporation Law

        It is hereby certified that:

        1. The present name of the corporation (hereinafter called the "Corporation") is The Navigators Group, Inc., which is the name under which the Corporation was originally incorporated; and the date of filing of the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is November 12, 1982.

        2. The provisions of the certificate of incorporation of the Corporation as heretofore amended and/or supplemented, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of The Navigators Group, Inc., without further amendment and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

        3. The Board of Directors of the Corporation has duly adopted this Restated Certificate of Incorporation pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:

RESTATED CERTIFICATE OF INCORPORATION

— of —

THE NAVIGATORS GROUP, INC.

        FIRST:    The name of the Corporation is

THE NAVIGATORS GROUP, INC.

        SECOND:    The registered office of the Corporation is to be located at 229 South State Street, in the City of Dover, in the County of Kent, in the State of Delaware. The name of its registered agent at that address is the United States Corporation Company.

        THIRD:    The purposes for which the Corporation is formed are:

            (a) primarily, to purchase, own, and hold the stock of other corporations, including, but not limited to corporations licensed to engage in an insurance and reinsurance business and to do every act and thing covered generally by the denomination "holding corporation", and especially to direct the operations of other corporations through the ownership of stock therein; to purchase, subscribe for, acquire, own, hold, sell, exchange, assign, transfer, create security interests in, pledge, or otherwise dispose of shares or voting trust certificates for shares of the capital stock, or any bonds, notes, securities, or evidences of indebtedness created by any other corporation or corporations organized under the laws of this state or any other state or district or country, nation, or government and also bonds or evidences of indebtedness of the United States or of any state, district, territory, dependency or country or subdivision or municipality thereof; to issue in exchange therefor shares of the capital stock, bonds, notes, or other obligations of the corporation and while the owner thereof to exercise all the rights, powers, and privileges of ownership including the right to vote on any shares of stock or voting trust certificates so owned; to promote, lend money to, and guarantee the dividends, stocks, bonds, notes, evidences of indebtedness, contracts, or other obligations of, and otherwise aid in any manner which shall be lawful, any corporation or association of which any bonds, stocks, voting trust certificates, or other securities or evidences of indebtedness shall be held by or for this Corporation, or in which, or in the welfare of which, this Corporation shall have any interest, and to do any acts and things permitted by law and designed to protect, preserve, improve, or enhance the value of any such bonds, stocks, or other securities or evidences of indebtedness or the property of the Corporation.

            (b) To carry on any other business of the same general character as any herein provided for and to make any and all contracts and to do any and all other acts and things which may be necessary or desirable to effectuate the aforesaid purposes or any of them, or which may be incidental thereto or convenient in connection therewith, or to facilitate it in the transaction of its business or any part thereof, or to enhance the value of its assets and property, or which may be necessary or desirable for the protection, preservation or operation of any asset or property that may be required by it.

            (c) To engage in any lawful act or activity, for which a corporation may be organized under the General Corporation Law of the State of Delaware.

        FOURTH:    The total number of shares of the capital stock which the Corporation is authorized to issue shall be 11,000,000, of which 10,000,000 shall be shares of Common Stock of the par value of $.10 per share and 1,000,000 shall be shares of Preferred Stock of the par value of $.10 per share.

        Shares of preferred Stock may be issued from time to time in series and the Board of Directors is hereby authorized, subject to the limitations provided by law, to establish and designate series, to fix the number of shares constituting each series, which shares may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each series, and variations as between series and to increase and to decrease the number of shares constituting each such series, as shall be stated and expressed in the resolution or resolutions providing for the issue of such preferred stock adopted from time to time by the Board of Directors of the Corporation.

        FIFTH:    The name and address of the single incorporation is as follows:

Name	Address
Ira S. Lederman	125 Maiden Lane New York, New York 10038

        SIXTH:    The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          1. The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in the By-Laws.

          2. The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation, but any by-law adopted by the Board may be amended or repealed by the stockholders.

        SEVENTH:    The Corporation shall, to the full extent permitted by the General Corporation Law of the State of Delaware, as now in effect and as it may be hereafter amended, indemnify all persons whom it may indemnify pursuant thereto.

        EIGHTH:    Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case made by, and also on the Corporation.

        NINTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

        TENTH:    The Corporation shall not:

          1. merge or consolidate with or into any other person; or

          2. sell, lease, exchange or otherwise dispose of (except pursuant to a mortgage, security interest or the like) all or substantially all of the assets of the Corporation to or with any other person; unless or until such transaction is authorized or approved by the affirmative vote of the holders of at least 66 2/3% of the issued and outstanding stock of the Corporation entitled to vote thereon or, if no vote is otherwise required by law, by the affirmative vote of the holders of at least 66 2/3% of the issued and outstanding stock of the Corporation entitled to vote generally in the election of directors, but the foregoing requirement shall not apply, and the applicable provisions of the laws of Delaware, if any, relating to the percentage of stockholder approval shall apply to:

            (i) any merger or other transaction described in the preceding subparagraphs (1) and (2) if the other person party to or involved in the merger or other transaction is a wholly-owned subsidiary or an affiliate of the Corporation and engaged solely in and with assets relating only to the business of the Corporation or its subsidiary or affiliate relating to insurance; or

            (ii) any merger or other transaction described in the preceding subparagraphs (1) and (2) if such merger or other transaction is between or otherwise involves the Corporation and any other person which is not an "affiliate" of the Corporation and if at any time prior to its consummation the transaction has been approved by a resolution adopted by not less than two-thirds of all of the directors then in office, and remaining in effect on the date of such consummation.

For purposes of this Article a "person" is an individual, partnership, corporation or entity; an "affiliate" of the Corporation is (a) any other person, more than 50% of the voting securities of which are owned directly or indirectly by the Corporation or by a person or persons who control the Corporation, or (b) any other person which, either itself or together with any other person which controls, is controlled by or is under common control with, directly or indirectly, said other person, or together with its associates (as defined under the rules and regulations adopted under the Securities Exchange Act of 1934 as in effect on March 1, 1986), owns, directly or indirectly, of record or beneficially, more than 20% of any outstanding class of stock of the Corporation entitled to vote in respect of the election of directors on the record date used to determine the stockholders of the Corporation entitled, by law or by this ARTICLE NINTH, to vote with respect thereto; and "beneficially" means shares held for the benefit of a person including shares in the name of another from which such person obtains benefits substantially equivalent to those of ownership by reason of ownership, control, or by reason of any contract, relationship or other arrangement.

        The foregoing provisions of this ARTICLE NINTH shall not be modified, revised, altered, amended, repealed or rescinded, in whole or in part, except by the affirmative vote of the holders of at least 66 2/3% of the outstanding stock of the Corporation entitled to vote thereon.

        SIGNED AND ATTESTED TO ON July 15, 1986.

/s/ TERENCE N. DEEKS Terence N. Deeks President
Attest:
/s/ EDWARD S. HOFFMAN Edward S. Hoffman Secretary

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Restated Certificate of Incorporation of THE NAVIGATORS GROUP, INC. Under Section 245 of the Delaware General Corporation Law
RESTATED CERTIFICATE OF INCORPORATION — of — THE NAVIGATORS GROUP, INC.